AMENDMENT TO
                         INVESTMENT MANAGEMENT AGREEMENT

     This Amendment dated as of August 1, 2007, is to the Investment Management Agreement made as of the 30th day of October, 1992 and amended and restated as of the 6th day of December, 1994 and the 21st day of December, 1995, and amended the 1st day of June, 2004 and the 1st day of July, 2006 (the "Agreement"), by and between Templeton Global Advisors Limited, a U.S. registered investment adviser and a Bahamian corporation (the "Manager"), and Templeton Growth Fund, Inc. (the "Fund").

                                   WITNESSETH:

     WHEREAS, both the Manager and the Fund wish to amend Paragraph 4 of the Agreement; and

     WHEREAS, the Board of Directors of the Fund, including a majority of the Independent Directors of the Fund present in person, approved the following amendment at a meeting called for such purpose on July 18, 2007.
     NOW, THEREFORE,
in consideration of the foregoing premises, the parties hereto agree as follows:

     The Fund agrees to pay to the Manager a monthly fee in dollars, at the annual rate of the Fund's daily net assets, as listed below, payable at the end of each calendar month:

          0.630%, up to and including $1 billion
          0.615% over $1 billion, up to and including $5 billion 0.600% over $5 billion, up to and including $10 billion 0.580% over $10 billion, up to and including $15 billion 0.560% over $15 billion, up to and including $20 billion 0.540% over $20 billion, up to and including $25 billion 0.530% over $25 billion, up to and including $30 billion 0.520% over $30 billion, up to and including $35 billion 0.510% over $35 billion, up to and including $40 billion 0.500% over $40 billion, up to and including $45 billion 0.490% over $45 billion

       IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.

                        TEMPLETON GLOBAL ADVISORS LIMITED


                        By: /s/JEFFREY A. EVERETT
                           ---------------------------------------------------
                            Jeffrey A. Everett
                            President

                        TEMPLETON GROWTH FUND, INC.


                        By: /s/JIMMY D. GAMBILL
                           ---------------------------------------------------
                            Jimmy D. Gambill
                            Senior Vice President and
                            Chief Executive Officer -Finance and Administration